SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                 Schedule 13G/A
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c)
              AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934*

				(Amendment No. 1)

			 Deciphera Pharmaceuticals, Inc.
                                (Name of Issuer)

		    Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   24344T101
                                 (CUSIP Number)

				December 31, 2017
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                   PAGE 2 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 3 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  4 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Portfolio GP LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  5 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Liquid Portfolio Sub-Master LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    903,083
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    903,083
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          903,083
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.8%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  6 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Illiquid Investments Sub-Master LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,491,542
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,491,542
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,491,542
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.6%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  7 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Viking Global Opportunities Intermediate LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          PN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  8 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DRAGSA 14 LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          OO
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE  9 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 10 of 17

CUSIP No. 24344T101
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                  PAGE 11 of 17

CUSIP No. 24344T101
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Rose S. Shabet
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,394,625
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,394,625
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,394,625
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          7.3%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IN
_____________________________________________________________________________

Schedule 13G/A                                                   PAGE 12 of 17

CUSIP No. 24344T101

ITEM 1(a).  NAME OF ISSUER:
            Deciphera Pharmaceuticals, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            500 Totten Pond Road
	    Waltham, Massachusetts  02451

ITEM 2(a).  NAME OF PERSON FILING:
	    Viking Global Investors LP ("VGI"),
	    Viking Global Opportunities GP LLC ("Opportunities GP"), Viking Global Opportunities Portfolio GP LLC
	    ("Opportunities Portfolio GP"),
	    Viking Global Opportunities Liquid Portfolio Sub-Master LP ("Opportunities Liquid Fund"),
	    Viking Global Opportunities Illiquid Investments Sub-Master LP ("Opportunities Illiquid Fund"),
	    Viking Global Opportunities Intermediate LP
	    ("Opportunities Intermediate"),
	    DRAGSA 14 LLC ("DRAGSA"),
	    O. Andreas Halvorsen, David C. Ott and
	    Rose S. Shabet (collectively, the "Reporting Persons")

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

ITEM 2(c).  CITIZENSHIP:
            VGI is a Delaware limited partnership; Opportunities GP, Opportunities Portfolio GP and DRAGSA are Delaware limited liability companies; Opportunities Liquid Fund,
	    Opportunities Illiquid Fund and Opportunities
	    Intermediate are Cayman Islands exempted limited partnerships.
	    O. Andreas Halvorsen is a citizen of Norway.
            David C. Ott and Rose S. Shabet are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, $0.01 par value per share ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  24344T101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                   PAGE 13 of 17

CUSIP No. 24344T101

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G)

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

          (j) [ ] A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J)

	  (k) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.   OWNERSHIP.

     A.   VGI
          (a)  Amount beneficially owned: 2,394,625
          (b)  Percent of class: 7.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,394,625
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,394,625

                  VGI provides managerial services to Opportunities Liquid Fund,
		  Opportunities Illiquid Fund, Opportunities Intermediate and DRAGSA.
		  VGI has the authority to dispose of and vote the shares
		  of Common Stock. VGI does not directly own any shares of
		  Common Stock.

	          Based on Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Act"), VGI may be deemed to beneficially own the shares of Common Stock directly held by Opportunities Liquid Fund, Opportunities Illiquid Fund, Opportunities Intermediate and DRAGSA.

		  VGI beneficially owns 2,394,625 shares of Common Stock consisting of (i) 903,083 shares of Common Stock directly and beneficially owned by Opportunities Liquid Fund and
		  (ii) 1,491,542 shares of Common Stock directly and beneficially owned by Opportunities Illiquid Fund.

Schedule 13G/A                                                    PAGE 14 of 17

CUSIP No. 24344T101

     B.   Opportunities GP
          (a)  Amount beneficially owned: 2,394,625
          (b)  Percent of class: 7.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,394,625
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,394,625

                  Opportunities GP serves as the sole member of Opportunities
		  Portfolio GP and has the authority to dispose of and vote the
		  shares of Common Stock controlled by Opportunities Portfolio GP,
		  which consists of the shares of Common Stock directly held by
		  Opportunities Liquid Fund and Opportunities Illiquid Fund.
		  Opportunities GP serves as the general partner
		  of Opportunities Intermediate and has the authority to dispose of
		  and vote the shares of Common Stock directly owned by
		  Opportunities Intermediate. Opportunities GP also serves as the
		  general partner of Viking Global Opportunities LP (a Delaware
		  limited partnership) which wholly owns DRAGSA, and thus has the
		  authority to dispose of and vote the shares of Common Stock
		  directly held by DRAGSA. Opportunities GP does not directly own
		  any shares of Common Stock.

                  Based on Rule 13d-3 of the Act, Opportunities GP may be deemed to beneficially own the shares of Common Stock directly held by Opportunities Liquid Fund, Opportunities Illiquid Fund, Opportunities Intermediate and DRAGSA.

		  Opportunities GP beneficially owns 2,394,625 shares of Common Stock
		  consisting of (i) 903,083 shares of Common Stock directly
		  and beneficially owned by Opportunities Liquid Fund and
		  (ii) 1,491,542 shares of Common Stock directly and beneficially
		  owned by Opportunities Illiquid Fund.

     C.   Opportunities Portfolio GP
          (a)  Amount beneficially owned: 2,394,625
          (b)  Percent of class: 7.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,394,625
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,394,625

                  Opportunities Portfolio GP serves as the general partner of Opportunities Liquid Fund and Opportunities Illiquid Fund and has the authority to dispose of and vote the shares of Common Stock directly owned by Opportunities Liquid Fund and Opportunities Illiquid Fund. Opportunities Portfolio GP does not directly own any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, Opportunities Portfolio GP may be deemed to beneficially own the shares of Common Stock directly held by Opportunities Liquid Fund and Opportunities Illiquid Fund.

		  Opportunities Portfolio GP beneficially owns 2,394,625 shares of
		  Common Stock consisting of (i) 903,083 shares of Common Stock directly
		  and beneficially owned by Opportunities Liquid Fund and
		  (ii) 1,491,542 shares of Common Stock directly and beneficially
		  owned by Opportunities Illiquid Fund.

     D.   Opportunities Liquid Fund
          (a)  Amount beneficially owned: 903,083
          (b)  Percent of class: 2.8%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         903,083
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 903,083

		  Opportunities Liquid Fund has the authority to dispose of and vote the
		  shares of Common Stock directly owned by it, which power may
		  be exercised by its general partner, Opportunities Portfolio GP,
		  and by VGI, an affiliate of Opportunities Portfolio GP, which provides
		  managerial services to Opportunities Liquid Fund. Viking Global
		  Opportunities LP (a Delaware limited partnership) and Viking Global
		  Opportunities III LP (a Cayman Islands exempted limited partnership),
		  through its investment in Viking Global Opportunities Intermediate LP
		  (a Cayman Islands exempted limited partnership), invest substantially
		  all of their assets in Viking Global Opportunities Master LP
		  (a Cayman Islands exempted limited partnership), which in turn invests
		  through Opportunities Liquid Fund.

     E.   Opportunities Illiquid Fund
          (a)  Amount beneficially owned: 1,491,542
          (b)  Percent of class: 4.6%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,491,542
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,491,542

		  Opportunities Illiquid Fund has the authority to dispose of and vote the
		  shares of Common Stock directly owned by it, which power may
		  be exercised by its general partner, Opportunities Portfolio GP,
		  and by VGI, an affiliate of Opportunities Portfolio GP, which provides
		  managerial services to Opportunities Illiquid Fund. Viking Global
		  Opportunities LP (a Delaware limited partnership) and Viking Global
		  Opportunities III LP (a Cayman Islands exempted limited partnership),
		  through its investment in Viking Global Opportunities Intermediate LP
		  (a Cayman Islands exempted limited partnership), invest substantially
		  all of their assets in Viking Global Opportunities Master LP
		  (a Cayman Islands exempted limited partnership), which in turn invests
		  through Opportunities Illiquid Fund.

     F.   Opportunities Intermediate
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

		  Opportunities Intermediate has the authority to dispose of and vote the
		  shares of Common Stock directly owned by it, which power may
		  be exercised by its general partner, Opportunities GP,
		  and by VGI, an affiliate of Opportunities GP, which provides
		  managerial services to Opportunities Liquid Fund and Opportunities
		  Illiquid Fund. Viking Global Opportunities III LP (a Cayman Islands
		  exempted limited partnership) invests substanitally all of its assets
		  through Opportunities Intermediate.

     G.   DRAGSA
          (a)  Amount beneficially owned: 0
          (b)  Percent of class: 0.0%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 0

		  DRAGSA has the authority to dispose of and vote the
		  shares of Common Stock directly owned by it, which power may
		  be exercised by its non-member manager, VGI, and by Opportunities GP,
		  the general partner of Viking Global Opportunities LP, which
		  wholly owns DRAGSA.

Schedule 13G/A                                                     PAGE 15 of 17

CUSIP No. 24344T101

     H.   O. Andreas Halvorsen, David C. Ott and Rose S. Shabet
          (a)  Amount beneficially owned: 2,394,625
          (b)  Percent of class: 7.3%
          (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,394,625
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,394,625

		  Mr. Halvorsen, Mr. Ott and Ms. Shabet, as
		  Executive Committee Members of Viking Global Partners LLC ("VGPL"),
		  general partner of VGI and Opportunities GP,
		  have shared authority to dispose of and vote the shares of
		  Common Stock beneficially owned by VGI and Opportunities GP.
		  None of Mr. Halvorsen, Mr. Ott and Ms. Shabet directly
		  owns any shares of Common Stock.

		  Based on Rule 13d-3 of the Act, each may be deemed to beneficially
		  own the shares of Common Stock directly held by Opportunities Liquid Fund,
		  Opportunities Illiquid Fund, Opportunities Intermediate and DRAGSA.

		  Mr. Halvorsen, Mr. Ott and Ms. Shabet each beneficially own
		  2,394,625 shares of Common Stock consisting of (i) 903,083
		  shares of Common Stock directly and beneficially owned
		  by Opportunities Liquid Fund and (ii) 1,491,542 shares of Common Stock
		  directly and beneficially owned by Opportunities Illiquid Fund.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Yes, see Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
	  Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
	  Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
	  Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                     PAGE 16 of 17

CUSIP No. 24344T101

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2018

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP

Schedule 13G/A                                                     PAGE 17 of 17

CUSIP No. 24344T101

EXHIBIT A - JOINT FILING AGREEMENT

	This joint filing agreement is made and entered into as of this 14th day of February, 2018, by and among Viking Global Investors LP, Viking Global Opportunities GP LLC, Viking Global Opportunities
Portfolio GP LLC, Viking Global Opportunities Liquid Portfolio
Sub-Master LP, Viking Global Opportunities Illiquid Investments Sub-Master LP, Viking Global Opportunities Intermediate LP, DRAGSA 14 LLC,
O. Andreas Halvorsen, David C. Ott and Rose S. Shabet.

	The parties hereby agree to jointly prepare and file a Schedule 13G with respect to Deciphera Pharmaceuticals, Inc., as well as any amendments thereto, pursuant to the Securities Exchange Act of 1934, as amended.

	IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.

Dated: February 14, 2018

			/s/ O. ANDREAS HALVORSEN
                        By: O. Andreas Halvorsen - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP

                        /s/ DAVID C. OTT
                        By: David C. Ott - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP

                        /s/ ROSE S. SHABET
                        By: Rose S. Shabet - individually and
                        as an Executive Committee Member of
                        Viking Global Partners LLC, on behalf of
                        VIKING GLOBAL INVESTORS LP for itself and DRAGSA 14 LLC,
			and as an Executive Committee Member of
			VIKING GLOBAL OPPORTUNITIES GP LLC, on behalf
			of itself and VIKING GLOBAL OPPORTUNITIES PORTFOLIO GP LLC,
			VIKING GLOBAL OPPORTUNITIES LIQUID PORTFOLIO SUB-MASTER LP,
			VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP and
			VIKING GLOBAL OPPORTUNITIES INTERMEDIATE LP